Exhibit 99(n)(iii)

TAMARACK FUNDS TRUST

RBC MONEY MARKET FUNDS

AMENDED AND RESTATED

MULTI-CLASS PLAN PURSUANT TO RULE 18f-3

under the

INVESTMENT COMPANY ACT OF 1940

I.	Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“Act”), this Plan (the “Plan”) describes the multi-class system for the RBC (formerly Tamarack) Prime Money Market, U.S. Government Money Market and Tax-Free Money Market Funds of Tamarack Funds Trust (the “Trust”), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. The following conditions required by Rule 18f-3 are satisfied as of the effective date of the Plan: (1) a majority of the Trust’s Trustees are persons who are not “interested persons” of the Trust as defined in the Act (the “Independent Trustees”); (2) the Trust’s Nominating Committee, consisting solely of Independent Trustees, is charged with nominating additional Independent Trustees; and (3) the Independent Trustees are represented by independent legal counsel.

II.	The Multi-Class System

The effective date of the Plan is November [__], 2008 (the “Effective Date”). On the Effective Date the sole outstanding class of shares of each RBC Money Market Fund shall be redesignated as Institutional Class 1 shares and the conversion features described herein shall be implemented.

Each of the RBC Money Market Funds as of the Effective Date and each subsequent series specifically added to this Plan as indicated on Schedule A hereto, (all such series referred to herein as the “Funds”) shall offer Institutional Class 1, Institutional Class 2, Select Class, Reserve Class and Investor Class shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Trustees. Each class of shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge or a redemption fee. Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and generally shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class shall have the features described below.

A.	Share Class Eligibility
1.	RBC Retail Clients.

(a)       With respect to retail clients (“RBC Retail Clients”) of RBC Capital Markets Corporation (“RBC”) who purchase shares through an automatic cash investment (“Sweep”) program, each class of shares is subject to investor eligibility requirements and an investor’s investment in a specific class of shares shall automatically convert to a different class of shares if the investor ceases to be eligible for that class as provided herein. RBC will act as the Trust’s agent in administering this conversion feature through omnibus purchase and redemption transactions.

(b)       RBC will group RBC Retail Client households together using multiple criteria that include tax identification number, phone number, address and name. In calculating the asset value associated with a household, RBC will consider all accounts held on RBC’s books and records. In qualifying a household for a particular class, RBC will consider the total value of household assets, as defined above, as well as revenue generated by the client household over the previous trailing twelve month period. All RBC Retail Client households with assets greater than $5 million or revenue greater than $50,000, or who are employees of RBC or its affiliates, will be eligible for Select Class. RBC Retail Client households with assets between $1 million and $4,999,999 or revenue between $10,000 and $49,999 will be eligible for Reserve Class. All other RBC Retail Client households will be eligible for Investor Class.

(c)       On a monthly or more frequent basis, RBC Retail Clients will be evaluated for eligibility for a more favorable class (in terms of expense ratio), and their shares will be converted automatically to that class if they are eligible. On an annual basis, RBC Retail Clients who no longer meet the eligibility criteria established for the class in which they are presently invested will have their shares automatically converted to the most favorable class for which they are presently eligible. RBC Retail Clients whose shares are proposed to be so converted will be notified 30 days prior to the conversion and will be advised to contact their Financial Consultant for details about the action they may take to retain their current class eligibility.

(d)       On the Effective Date, RBC will review a RBC Retail Client’s total household assets and trailing twelve-month commissions and fees as of the October month-end to determine the share class for which a RBC Retail Client is eligible. The RBC Retail Client’s current shares will automatically be converted into the eligible new share class of the applicable Fund.

(e)       New accounts of RBC Retail Clients initially will be assigned to Investor Class and will convert to the most favorable class for which they are eligible in the next ensuing monthly household review and conversion process.

2.         Clients of Introducing Brokers that Clear Transactions through RBC Correspondent Services. Clients of introducing brokers that clear transactions through RBC Correspondent Services will be converted to the Reserve Class of the Funds on the Effective Date. For introducing brokers that begin a relationship with RBC Correspondent Services after the Effective Date, their respective clients will be placed in the share class designated by RBC Correspondent Services at the time the clearing relationship begins. After the Effective Date, the Trust’s Board will need to approve changes in share class eligibility that affect any client of introducing brokers clearing transactions through RBC Correspondent Services.

3.         Clients of RBC Advisor Services. Existing clients of RBC Advisor Services will be converted to the Reserve Class of the Funds on the Effective Date. New clients of RBC Advisor Services after the Effective Date will be placed in the share class designated by RBC Capital Markets based on the relationship between RBC Capital Markets and the investment advisor providing the client with advisory services. After the Effective Date, the Trust’s Board will need to approve changes in share class eligibility that affect any client of RBC Advisor Services.

4.         Shareholders Not Participating in a Cash Sweep Program. Eligibility for Institutional Class 1 for each of the funds is limited to shareholders who have in the past transacted directly with the Funds (and only with respect to shares that remain outstanding on and after the Effective Date) and those who have a minimum of $10 million dollars to invest in the Fund. Eligibility for Institutional Class 2 will be limited to clients who have a minimum of $1 million dollars to invest in the Fund. After the Effective Date, eligible investors may purchase shares of Institutional Class 1 or Institutional Class 2 of the Funds by providing specific orders for purchase either directly with the Fund or through their financial consultant.

B.	Rule 12b-1 Plan and Fees

The Trust has adopted a Shareholder Account and Distribution Services Plan (the “12b-1 Plan”) and related agreement pursuant to Rule 12b-1 under the Act with respect to Institutional Class 2, Select Class, Reserve Class and Investor Class and has adopted a Shareholder Services Plan and related agreement with respect to Institutional Class 1, containing the following terms:

1.         Institutional Class 1 Shares. Institutional Class 1 shares of each Fund shall compensate Tamarack Distributors Inc. (“TDI”), the Funds’ principal underwriter, for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Funds’ Shareholder Servicing Plan, subject to an annual limit of 0.05% of the average daily net assets of a Fund attributable to its Institutional Class 1 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of the Financial Services Regulatory Authority (formerly known as the National Association of Securities Dealers (“FINRA”)).

2.         Institutional Class 2 Shares. Institutional Class 2 shares of each Fund shall compensate TDI for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of .15% of the average daily net assets of a Fund attributable to its Institutional Class 2 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of FINRA.

3.         Select Class Shares. Select Class shares of each Fund shall compensate TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.80% of the average daily net assets of a Fund attributable to its Select Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

4.         Reserve Class Shares. Reserve Class shares of each Fund shall compensate TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.90% of the average daily net assets of a Fund attributable to its respective Reserve Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

5.         Investor Class Shares. Investor Class shares of each Fund shall reimburse TDI for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the Funds’ 12b-1 Plan, subject to an annual limit of 1.00% of the average daily net assets of a Fund attributable to its respective Investor Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

C.	Allocation of Income and Expenses
1.	General

The Funds declare distributions of net investment income daily and that maintain the same net asset value per share in each class and as such are “daily dividend funds.” Each Fund will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). “Relative net assets (settled shares),” for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund (“Trust Expenses”) and expenses of the particular Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets.

2.	Class Expenses

Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (a) payments pursuant to the 12b-1 Plan (or, in the case of Institutional Class 1, the Funds’ Shareholder Services Plan) by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Independent Trustees.

3.	Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by the Adviser, RBC, TDI or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

D.	No Exchange Privilege

Shares of a Fund are not exchangeable for shares of any other Fund, without regard to class, or shares of any other series of Tamarack Funds Trust.

E.	Board Review
1.	Approval of Plan

The Board of Trustees, including a majority of the Independent Trustees, at a meeting held on September 12, 2008, approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2.	Approval of Amendments

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. This finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3.	Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F.	Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

SCHEDULE A

RBC Prime Money Market Fund

RBC US Government Money Market Fund

RBC Tax Free Money market Fund